Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated April 4, 2014, (except for the last paragraph of Note 1, as to which the date is June 11, 2014), relating to the financial statements of ZS Pharma, Inc. (a development stage enterprise) included in Amendment No. 3 to the Registration Statement (Form S-1 No. 333-195961) and related Prospectus of ZS Pharma, Inc. (a development stage enterprise) for the registration of its common stock.

/s/ Ernst & Young LLP

Dallas, Texas

June 17, 2014